Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3 No. 333-147103) and related Prospectus of Tuesday Morning Corporation for the registration of 11,388,526 shares of its common stock and to the incorporation by reference therein of our reports dated August 27, 2007, with respect to the consolidated financial statements of Tuesday Morning Corporation and the effectiveness of internal control over financial reporting of Tuesday Morning Corporation, included in the Transition Report (Form 10-K/T) for the six months ended June 30, 2007, filed with the Securities and Exchange Commission.

                          /s/ Ernst & Young LLP

Dallas, Texas
April 28, 2008